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                                                                    EXHIBIT 99.1

                                                       A S Y S T
                                                  ASYST TECHNOLOGIES, INC.
                                                  48761 KATO ROAD
                                                  FREMONT, CA 94538

                                                  TEL: 510.661.5000
                                                  FAX: 510.661.5166

CONTACT:   Laura Guerrant (Financial Community)   AGENCY:  Sheryl Moreno
           Asyst Technologies, Inc.               MCA, Inc.
           510/661-5000                           650/968-8900
           510/661-5160 (fax)                     650/968-8990 (fax)

           Lori Cox (Editorial/Media)
           Asyst Technologies, Inc.
           510/661-5000
           510/661-5166 (fax)

        ASYST TECHNOLOGIES, INC. ANTICIPATES LOWER THAN EXPECTED REVENUE
                        FOR FIRST QUARTER OF FISCAL 1999
                   COMPANY ANNOUNCES SHAREHOLDER RIGHTS PLAN

FREMONT, Calif., June 25, 1998 Asyst Technologies, Inc. (Nasdaq:ASYT), the leading supplier of manufacturing automation and Standard Mechanical InterFace
(SMIF) isolation to the global semiconductor industry, announced today that it expects to report lower than anticipated total revenue for the first quarter fiscal year 1999 ending June 27, 1998. The Company expects to report revenue for the first quarter in the range of $32 to $35 million.

"Visibility remains very limited and business has recently weakened further," said Dr. Mihir Parikh, chairman and chief executive officer. "As a result, we have seen a softening of orders. Due to the uncertain outlook in Asia at this time, it is likely that revenue for the second quarter of fiscal 1999 (September end) will be lower than in the first fiscal quarter.

"We feel it prudent to continue with the steps previously planned to reduce our expense growth in the near term, while continuing to invest in critical strategic areas. Despite the present uncertain outlook for fiscal 1999, we believe that we are positioned to rebound quickly upon return of normal market conditions given our strategic position in providing customers with a complete tool automation solution," concluded Parikh.

These statements are preliminary. The Company plans to announce actual results for the first quarter on July 22, 1998 after the close of market.

In further developments, the Company's Board of Directors approved the adoption of a Shareholder Rights Plan under which all shareholders of record as of July 10, 1998 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Asyst shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire Asyst. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in 10 years from the Record Date. The rights will be exercisable only if a person or group acquires 15 percent or more of the Asyst Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of Asyst's Common Stock, all rightsholders except the buyer will be entitled to acquire Asyst Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Asyst's Common Stock without negotiations with the Board.

                                     -MORE-
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ASYST ANTICIPATES LOWER THAN EXPECTED REVENUE FOR 1Q FY99 . . . . . Page 2 of 2

The rights will trade with Asyst's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the shareholders. Asyst's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the Asyst Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the Record Date.

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities, and other factors more fully detailed in the Company's most recent Forms 10-K annual report and 10-Q quarterly report on file with the SEC.

ABOUT ASYST: The pioneer of the Standard Mechanical InterFace (SMIF), Asyst Technologies, Inc. is the leading provider of automated material handling systems critical to seamless factory automation in the most advanced fabs worldwide. Asyst's comprehensive solutions, which include industry-leading 200 mm and 300 mm product offerings, result in greater fab profitability and productivity. Through innovative developments in the software and integration services area, Asyst Software, Inc., a wholly owned subsidiary, provides integrated circuit (IC) manufacturers fully automated solutions addressing their most advanced manufacturing challenges. Founded in 1984, Asyst Technologies, Inc. is headquartered in Fremont, Calif., with facilities in Europe and the Pacific Rim. Asyst Software, Inc., is located in San Jose, CA. Asyst's homepage is located on the World Wide Web at http://www.asyst.com

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